Exhibit 3.28

LIMITED LIABILITY COMPANY AGREEMENT

OF

WELLS REIT II – 180 PARK AVENUE, LLC

This Limited Liability Company Agreement (the “Agreement”) of WELLS REIT II – 180 PARK AVENUE, LLC, dated as of June 10, 2004, is entered into by Wells Operating Partnership II, L.P., a Delaware limited partnership, as the sole member (the “Member”) and as the member-manager (the “Member-Manager”). References to the Member shall, unless otherwise expressly stated, also include the Member in its capacity as Member-Manager.

WHEREAS, the Company (as hereinafter defined) has been formed as a limited liability company under the laws of the State of Delaware by the filing on May 5, 2004 of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware pursuant to the Act (as defined below); and

WHEREAS, the Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C.§18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.     Name. The name of the limited liability company formed hereby is WELLS REIT II – 180 PARK AVENUE, LLC (the “Company”).

2.     Certificates. The Member, or such natural person as the Member may designate, each as an authorized person within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates required or permitted by the Act to be filed in the Office of the Secretary of State of the State of Delaware.

3.     Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4.     Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a)     Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company.

(b)     Act as a trustee, executor, nominee bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c)     Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments.

(d)     Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company.

(e)     Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company.

(f)     Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(g)     Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(h)     Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i)     Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation of such services;

(j)     Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purpose of the Company; and

(k)     Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5.     Principal Business Office. The principal business office of the Company shall be located as such location as may hereafter be determined by the Member.

6.     Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

7.     Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is the Corporation Service Company.

8.     Member. The name and the mailing address of the Member are as follows:

Name:	Address:

Wells Operating Partnership II, L.P.	6200 The Corners Parkway Suite 250 Norcross, Georgia 30092

9.     Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.     Admission and Capital Contributions. The Member is deemed against as the Member of the Company upon its execution and delivery of this Agreement. The Member has contributed $1.00, in cash, and no other property, to the Company.

11.     Additional Contributions. The Member is not required to may any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company.

12.     Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

13.     Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in the Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company is such distribution would violate Section 18-607 of the Act of other applicable law.

14.     Management. In accordance with Section 18-402 of the Act, management of the Company shall be exclusively vested in the Member in its capacity as Member-Manager. In such capacity, the Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member-Manager, and only the Member-Manager, has the authority to bind the Company.

15.     Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assigns titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

Notwithstanding the foregoing, the following persons are hereby appointed as the initial Officers of the Company:

President:	Douglas P. Williams
Vice President:	Randall Fretz

16.     Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any right in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17.     Exculpation and Indemnification. The Member shall not be liable to the Company or any person or entity who has an interest in the Company for an loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall be liable to the Company for any such loss, damage or claim incurred by reason of the Member’s willful misconduct. To the full extent permitted by applicable law, the Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the member shall not e entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

18.     Assignments. The Members may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 18, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission, shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

19.     Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 19, an additional member shall be admitted to the Company, subject to Section 20 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20.     Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21.     Dissolution.

(a)     The Company shall dissolve and its affairs shall be wound upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless, within 90 days of the occurrence of the event that terminated the continued membership of the last remaining member of the Company (the “Termination Event”), the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of the Company of such personal representative or its nominee of designee as a Member, effective as of the occurrence of the Termination Event, and such successor or its nominee or designee shall be admitted upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)     The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without discussion.

(c)     In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22.     Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

23.     Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

24.     Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

25.     Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

26.     Sole Benefit of Member. The provisions of this Agreement (including, without limitation, Section 11) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any credit of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership, Member

By:	WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation, its sole general partner

	By:	/s/ Randy Fretz
	Name:	Randy Fretz
	Title:	Senior Vice President

Hereunto Duly Authorized.